Business Communications Release
For Immediate Distribution

Editorial Contact:                               Investor Relations Contact:
Michelle Taylor                                  Michele Reid
Applied Voice Technology, Inc.                   Applied Voice Technology, Inc.
206 820-6000 ext. 3399                           206 820-6000 ext. 3479
mtaylor@appliedvoice.com                         mreid@appliedvoice.com


     APPLIED VOICE TECHNOLOGY ANNOUNCES ACQUISITION OF SELECTED ASSETS OF TELCOM
                               TECHNOLOGIES, INC.
        New Generation Automatic Call Distributor (ACD) solidifies AVT's
                         Suite of Call Center Solutions

KIRKLAND,  WA -- December 20, 1996 -- Applied Voice  Technology,  Inc.  (NASDAQ:
AVTC), today announced that it has entered into an agreement to acquire selected assets of Telcom Technologies, Inc., a developer of NT-based, open-architecture automatic call distribution (ACD) solutions for the high-growth call center market.

"The addition of the Telcom Technologies' solutions is consistent with Applied Voice Technology's overall strategic plan to expand the company through the acquisition of complementary businesses, products or technologies," said Richard
J. LaPorte, AVT Chairman and Chief Executive Officer. "Telcom Technologies has fifteen years of experience in the call center market and over 2300 installations. Their latest open architecture, NT-based product offering fits well into the overall AVT product direction and strategy and solidifies AVT's role as a technology leader. By incorporating the functions of call distribution and switching into its line of CTI applications, AVT will be in the unique position to offer a complete set of business solutions for customers seeking a common architecture which provides voice and call processing, unified messaging, and call center productivity applications."

Telcom Technologies currently provides automatic call distribution systems targeted at the fastest growing segment of the call center market -- the under 75 agent call center. The company has considerable experience in selected vertical markets such as financial services, catalog fulfillment, and health care with customers such as Bell South, Ticketmaster and Kaiser Permanente. The acquisition of the Telcom Technologies' switching and ACD functionality, underscores AVT's mission of extending the flexibility and power of computer telephony servers to encompass the seamless integration of call processing, unified messaging, interactive voice response, call management and switching using a common architecture and operating system environment.

Details of the acquisition include a purchase price of $3.3 million in cash, plus warrants to purchase 100,000 shares of AVT common stock exercisable at a price equal to the average trading price of AVT common stock for a specific period of time prior to the closing. AVT will take ownership of all of essentially all of Telcom Technologies' intellectual property, contracts, customer agreements and other assets. In addition, selected individuals in Telcom's engineering, manufacturing, sales and customer service will become full-time AVT employees. Telcom Technologies will discontinue all further business operations following the closing of the transaction. The acquisition is expected to be closed in early January, 1997.

Added Roger Fukai, AVT's Chief Financial Officer: "With the exception of a write-off of purchased research and development and other expenses related to the acquisition in the first quarter, we excpect the acquisition will not be dilutive to shareholders in 1997 and will contribute positively to our net income, earnings per share, and cash flow in 1998."

Regarding distribution, LaPorte added that the acquisition further strengthens AVT's distribution channel presence. "As AVT continues to formally cultivate a channel of computer telephony oriented dealers and distributors around the world, the Telcom Technologies' products will become an integral part of their total-solution offering. Moreover, we expect to include the current group of Telcom resellers in our channel, resulting in AVT providing the broadest possible network of sales and support resources to the call center market."

Telcom Technologies, Inc. established in 1982, is a privately held company located in Pomona, California. To date, the company has shipped more than 2300 ACD systems throughout North America.

AVT, headquartered in Kirkland, Washington, USA, develops, markets and supports a broad line of computer telephony software and systems sold worldwide through affiliated dealers and distributors. AVT has offices in the United Kingdom, Germany, Canada, Dubai and Hong Kong. In addition, AVT has a wholly owned subsidiary, RightFAX, Inc., based in Tucson, Arizona. Founded in 1982, AVT is publicly traded under the symbol "AVTC" on the NASDAQ national market. AVT maintains a site on the World Wide Web at: www.appliedvoice.com.